Exhibit (j)(1)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” for the DWS Unconstrained Income Fund (formerly DWS Strategic Income Fund) (the “Fund”) in the related Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the DWS Income Trust Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 59 to the Registration Statement (Form N-1A, No. 002-91577) of our report dated December 21, 2010, on the financial statements and financial highlights of the Fund, included in the DWS Strategic Income Fund’s Annual Report dated October 31, 2010.

/s/ Ernst & Young LLP

Boston, Massachusetts
September 16, 2011